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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 14, 1999 relating to the financial statements and financial statement schedule, which appears in adam.com, Inc.'s (formerly A.D.A.M. Software, Inc.) Annual Report on Form 10-K for the year ended March 31, 1999 and of our report dated February 28, 2000, except as to the second paragraph of Note 17, which is as of March 30, 2000, relating to the financial statements and financial statement schedule in adam.com, Inc.'s Transition Report on Form 10-K/A for the nine months ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
Atlanta, Georgia
July 26, 2000